Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in the Registration Statement of Dover Corporation on Form S-8 (File No. 333-01419) of our report dated June 28, 2004 relating to the financial statements and financial statement schedules of the Dover Corporation Retirement Savings Plan, which appear in this Form 11-K.

PRICEWATERHOUSECOOPERS LLP

New York, New York

June 28, 2004